Exhibit 3.86

ARTICLES OF ORGANIZATION

OF

NGL SUPPLY TERMINAL COMPANY, LLC

ARTICLE I

The name of the limited liability company (the “Company”) is:

NGL SUPPLY TERMINAL COMPANY, LLC

ARTICLE II

The Company shall have a perpetual term of existence.

ARTICLE III

The street address of the Company’s principal place of business in the State of Oklahoma is 6120 South Yale, Suite 805, Tulsa, Oklahoma 74136.

The name and street address of the Company’s resident agent in the State of Oklahoma is Stephen D. Tuttle, 6120 South Yale, Suite 805, Tulsa, Oklahoma 74136.

IN WITNESS WHEREOF, these Articles of Organization have been executed by the undersigned on the 12th day of September, 2002.

/s/ Lawrence A. Hall
Lawrence A. Hall

RECEIVED
OK SEC. OF STATE
SEP 13 2002